TWENTY- NINTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Twenty-Ninth Amendment to Employment Agreement is made and entered into as of June 16, 2015 by and between PriceSmart, Inc., a Delaware Corporation ("Employer") and Brud Drachman ("Executive").

Recitals

A)	On January 11, 2000 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	Said Employment Agreement has been amended on twenty-eight prior occasions;

C)	Employer and Executive now desire to further amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 2.1 of the Agreement which, as amended, provides:

2.1 Salary.  For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $278,619 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective June  16, 2015, to provide as follows:

2.1 Salary.  For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $300,000 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.	All other terms of the Employment Agreement, as amended, shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE	EMPLOYER

PriceSmart, INC.

Brud Drachman	By:

	Name:	Robert M. Gans

	Its:	Executive Vice President